Contact:
Dan Yarbrough, Director of Investor Relations (704) 948-2617

Orthofix Completes Acquisition
of Blackstone Medical

HUNTERSVILLE, N.C., Sep. 25, 2006—Orthofix International N.V. (NASDAQ: OFIX) announced today that it has completed its acquisition of Blackstone Medical, Inc., which was originally announced on August 7th of this year. The combination of Orthofix’s market-leading spinal bone growth stimulation business with Blackstone’s broad array of fusion, non-fusion and biologic products creates a unique portfolio of spine products currently growing at more than 25% that is expected to generate approximately $260 million in revenues in 2007.

“We’re very pleased to have completed this transaction, and to have done so prior to the important North American Spine Society conference this week in Seattle. We are excited about the opportunity to expand the distribution of our unique portfolio of products, as we continue with the development of additional innovative devices designed to advance the treatment of various spine conditions for patients around the world,” stated Alan Milinazzo, Orthofix’s CEO.

Orthofix also announced the completion of the financing related to the acquisition, which involved a $330 million term loan and a $45 million standby revolving line of credit. The syndication of the term loan by Wachovia Bank, N.A. and Citigroup was met with a very positive response from the marketplace, resulting in a favorable interest rate of LIBOR + 1.75%.

Blackstone and Orthofix will each participate as exhibitors at the North American Spine Society conference in Seattle next week, where Blackstone will introduce its latest product innovations, including a unique, minimally-invasive retractor system, a new partial vertebral body replacement system and an updated design of one of its popular cervical plating systems. Additionally, the company will present new clinical data supporting the viability and efficacy of Trinity™ Matrix, its break-through adult stem cell-based bone matrix.

Blackstone’s CEO, Matt Lyons, said, ”Everyone at Blackstone is excited about the new opportunities this combination creates, including enhancing the development of innovative new minimally-invasive spine products. Additionally, the combination of Orthofix’s market -leading spinal stimulators and Blackstone’s expanding portfolio of fusion, non-fusion and biologic products creates a unique offering to spinal surgeons worldwide.”

Orthofix also indicated that during its regular quarterly conference call to discuss financial results for the third quarter of 2006, which is currently scheduled for October 26th, it plans to release additional financial details associated with the acquisition.

About Orthofix International, N.V.

Orthofix International N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, reconstruction, and trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages, helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including Breg, Inc., and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek and Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, the Cleveland Clinic Foundation, Innovative Spinal Technologies and the National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This news release contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements concerning cost savings and financial projections at Orthofix and its subsidiaries, and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Factors that could cause or contribute to such differences may include, but are not limited to, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy and other factors described in the most recent report on Form 10-K and other periodic reports filed by Orthofix with the Securities and Exchange Commission.

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